UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

REGISTRATION STATEMENT
ON FORM S-8
UNDER THE SECURITIES ACT OF 1933

PlanetLink Communications, Inc.
(Exact name of Registrant as specified in its charter)

Georgia	58-2466623
(State of Incorporation)	(IRS Employer Identification Number)

5040 Rosewell Road, Suite 250	30342
(Address of Principal Executive Offices	(Zip Code)

Employee Benefit and Compensation Plan
(Full title of the plan)

(404) 781-0777
(Issuer's Telephone Number)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 7
Exhibit Index begins on sequentially numbered page: 4

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.001	2,000,000	$0.04(1)	$80,000	$7.36
(1) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's common stock on April 17, 2003.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. PLAN INFORMATION

The Registrant, PlanetLink Communications, Inc. (the "Registrant"), was organized under the laws of the State of Georgia in May 1999. This Registration Statement on Form S-8 provides for the registration of a total of two million shares of common stock of the Registrant for Francis Zubrowski for bona fide services as a consultant to the Registrant including services relating to: business evaluations of potential mergers and acquisition, further development of the Registrant's business operations, advising regarding the capital structure of the Company, advice to management relating to strategic planning and business evaluation, corporate organization and structure, and financial structure of potential acquisitions by the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission are incorporated into and made a part of this Registration Statement:

The Registrant's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2002, June 30, 3002 and September 30, 2002 as filed with the Commission.
The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 as filed with the Commission.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

            The Registrant's common stock is registered under Section 12(g) of the Exchange Act. The Company's authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value. There are no preemptive, subscription, conversion or redemption rights pertaining to the  shares. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares be issued. Holders of shares are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available therefore, and to share ratably in our assets available upon liquidation. Each share is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of the outstanding shares can elect all of the directors.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

The foregoing rights of indemnification are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
4.1	Articles of Incorporation, as amended.
5	Legal Opinion of Thomas J. Craft, Jr., P.A., as to the legality of the securities being offered herewith.
23.1	Consent of Thomas J. Craft, Jr., P.A., contained in Exhibit 5 filed herewith.
23.2	Consent of Kahn Boyd Levychin & Company, CPAs

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this April 17, 2003.

PlanetLink Communications
/s/ M. Dewey Bain
M. Dewey Bain, President

Exhibit 5

Thomas J. Craft, Jr., P.A.
301 Clematis Street, Suite 3000
The Galleria Building
West Palm Beach, FL 33401
Phone: (561) 685-5736

April 17, 2003
U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	PlanetLink Communications, Inc.
Commission File No. 0-31763
Registration Statement on Form S-8

Gentlemen:

I have been requested by PlanetLink Communications, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 2,000,000 shares of common stock issued for bona fide services provided and to be provided to the Registrant.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have also reviewed other documents furnished to the undersigned by the Registrant and have received representations from the Registration, and based upon the foregoing I determined that the shares have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act. I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr., P.A.
Thomas J. Craft, Jr., P.A.

Exhibit 23.1

(Contained in Opinion-Exhibit 5)

Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We previously issued a report, accompanying the financial statements of the Registrant for the year ended December 31, 2002, dated February 23, 2003, filed with the Registrant’s Annual Report on Form 10-KSB. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 filed with the SEC by the Registrant.

/s/ Kahn Boyd Levychin & Company, CPAs

April 17, 2003